SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 29, 2008 (December 19, 2008)

Tri-S Security Corporation

(Exact name of registrant as specified in its charter)

Georgia	0-51148	30-0016962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Royal Center One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (678) 808-1540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

At the annual meeting of shareholders of Tri-S Security Corporation (the “Company”) held on December 19, 2008 (the “Meeting”), the Company’s shareholders approved an amendment (the “Incentive Plan Amendment”) to the Company’s 2004 Stock Incentive Plan, as amended and restated, to: (i) increase the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance thereunder from 1,500,000 shares to 2,000,000 shares, less the number of shares already issued thereunder; and (ii) provide that unvested, performance-based awards of restricted stock and stock bonuses will be terminated and forfeited upon retirement. The Incentive Plan Amendment became effective at the Meeting upon shareholder approval thereof.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2008, the Company’s Board of Directors (the “Board”): (i) increased the size of the Board from four (4) to five (5) members effective January 2, 2009, with the vacancy on the Board created by such increase occurring in the Class 1 director class; and (ii) elected Michael F. Bennett to fill such vacancy and serve as a Class I director of the Company, effective January 2, 2009 and pursuant to the terms of that certain Director Designation Agreement between the Company and Select Contrarian Value Partners, L.P. (“Select Contrarian”), dated October 16, 2008, and amended on November 5, 2008 (as amended, the “Designation Agreement”). In accordance with the Designation Agreement, Select Contrarian designated Mr. Bennett to serve as the Designee (as defined below) thereunder. It is expected that Mr. Bennett will be appointed to serve on both the Audit Committee and the Compensation Committee of the Board.

Pursuant to the Designation Agreement, the Company agreed, among other things, to: (i) increase the size of the Board from four (4) to five (5) members; (ii) elect one (1) person designated by Select Contrarian to fill the vacancy created by such increase (the “Designee”) and slate the Designee in a director class in accordance with applicable law; (iii) give Select Contrarian the right to appoint the Designee to serve on each of the committees of the Board; and (iv) use its reasonable efforts to cause the Board to continue to include the Designee on the Board until the Designation Agreement terminates. The Designation Agreement will terminate at such time as: (a) the Company has satisfied its obligations to Select Contrarian under the 14% Convertible Promissory Note due November 13, 2010, issued to it by the Company upon completion of the exchange offer described in the Company’s tender offer statement on Schedule TO, initially filed with the Securities and Exchange Commission on August 20, 2008, as amended (as amended, the “Tender Offer Documents”); or (b) Select Contrarian no longer holds such promissory note, whichever is earlier.

In connection with his election as a director of the Company effective January 2, 2009, Mr. Bennett submitted to the Company a written notice pursuant to which Mr. Bennett agrees to resign, and does in fact resign, from the Board effective as of the termination of the Designation Agreement.

Mr. Bennett is an executive officer and sole owner of Southwick Capital, LLC (“Southwick”). Southwick holds: (i) a 14% Convertible Promissory Note due November 13, 2010, issued by the Company in principal amount of $100,000 (the “New Promissory Note”); and (ii) a five-year warrant to purchase 10,417 shares of Common Stock at an exercise price of $0.66 per share (the “Warrant”). On November 13, 2008, the Company issued the New Promissory Note and Warrant to Southwick pursuant to the terms of the Tender Offer Documents and in full satisfaction of all outstanding principal indebtedness under the 10% Convertible Promissory Note due 2008, issued by the Company to Southwick in principal amount of $100,000 (the “Old Promissory Note”). As of December 29, 2008, the entire principal amount of the New Promissory Note is outstanding. Since January 1, 2007, the Company has paid Southwick an aggregate of $19,355 in respect of interest on the Old Promissory Note and the New Promissory Note.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

TRI-S SECURITY CORPORATION

By:	/s/ Nicolas V. Chater
Nicolas V. Chater, Chief Financial Officer

Dated: December 29, 2008